UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 22, 2013

Immunomedics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-12104	61-1009366
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 The American Road, Morris Plains, New Jersey		07950
(Address of Principal Executive Offices)		(Zip Code)

(973) 605-8200

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.	Entry Into a Material Definitive Agreement.

On February 22, 2013, Immunomedics, Inc., a Delaware corporation (the “Company”), announced that it has priced its previously announced underwritten public offering pursuant to which the Company issued and sold an aggregate of 6,086,956 shares of its common stock, par value $0.01 per share (the “Common Stock”), at a purchase price of $2.30 per share, for aggregate gross proceeds of approximately $14,000,000, before deducting estimated fees and expenses associated with the offering (the “Offering”). Pursuant to the terms of the Underwriting Agreement (the “Underwriting Agreement”) entered into by and among the Company and Oppenheimer & Co. Inc. and Cowen and Company, LLC (collectively, the “Underwriters”), the Company granted to the Underwriters a 30-day option to purchase up to an additional 913,044 shares of Common Stock to cover overallotments. The closing is expected to take place on February 27, 2013, subject to the satisfaction of customary closing conditions. The shares of common stock offered by the Company in this transaction were registered under the Company’s existing shelf registration statement on Form S-3, as amended (File No. 333-184377), which was declared effective by the Securities and Exchange Commission on October 26, 2012.

The Company will pay the Underwriters an aggregate fee equal to 6.0% of the gross proceeds of the Offering equal to approximately $840,000, plus estimated expenses of the Offering equal to approximately $360,000.

A copy of each of the form of Underwriting Agreement and the related press release of the Company, dated February 22, 2013, are filed herewith as Exhibits 1.1 and 99.1, respectively, and are incorporated herein by reference. The foregoing description of the Offering by the Company and the documents related thereto, is qualified in its entirety by reference to such Exhibits.

Item 9.01	Financial Statements and Exhibits.

Exhibits.

Exhibit No.	Description

1.1	Form of Underwriting Agreement by and among the Company and the Underwriters dated February 22, 2013.

5.1	Opinion of DLA Piper LLP (US) (for the Company’s common stock offering on February 22, 2013, expected to close on February 27, 2013).

99.1	Press Release of the Company dated February 22, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNOMEDICS, INC.

By:	/s/ Cynthia L. Sullivan
	Name:	Cynthia L. Sullivan
	Title:	President and Chief Executive Officer

Date: February 22, 2013